John H. Lively
The Law Offices of John H. Lively & Associates, Inc.
A member firm of The 1940 Act Law GroupTM
11300 Tomahawk Creek Parkway, Suite 310
Leawood, KS 66211
Phone: 913.660.0778 Fax: 913.660.9157 john.lively@1940actlawgroup.com

September 28, 2017

Valued Advisers Trust

2960 N. Meridian St., Suite 300

Indianapolis, Indiana 46208

Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the LS Opportunity Fund, a series portfolio of Valued Advisers Trust (the “Trust”), which is included in Post-Effective Amendment No. 267 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-151672), and Amendment No. 268 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-22208), on Form N-1A of the Trust.

Sincerely,

/s/ John H. Lively

The Law Offices of John H. Lively & Associates, Inc.